Exhibit 10.3

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT dated as of September 4, 2024 (this “Agreement”), entered by SMX (Security Matters) PLC an Irish public limited company with registered number 722009, having its registered office at Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland, D04 T4A6, (the “Corporation”) and PMB Partners LP, a limited partnership incorporated under the laws of Ontario, Canada with domicile in 22 Adelaide Street West, Suite 3400, Toronto, Ontario, Canada, M5H 4ES, as (the “Investor”).

WITNESSETH

WHEREAS, on May 10th, 2022, Security Matters Limited, PTY, an Australian subsidiary of the Corporation (“SML”), and the Investor executed a Placement Confirmation Letter, in which the Investor made a $690,200 AUD investment for 833,333 SML shares and was granted certain claw-back rights (the “Claw-Back Rights”). In March 2023, the 833,333 SML shares were converted into 81,355 ordinary shares of the Corporation (the “Ordinary Shares”), on a 1:10.243 conversion, and by June 29, 2023, through a reverse split of 22:1, those Ordinary Shares were converted into 3,655 Ordinary Shares of SMX. The 3,655 shares have subsequently been converted into 48 Ordinary Shares through the Corporation’s 75:1 reverse stock split in July 2024 (the “Original Shares”).

WHEREAS, the Corporation and the Investor executed a Letter of Intent on July 10, 2024 (the “Letter of Intent”) in which, among other transactions, the parties agreed upon the issuance by the Corporation to the Investor of 51,809 (originally 3,885,715 as contemplated by the Letter of Intent, before taking into account the Corporation’s 75:1 reverse stock split which was also contemplated by the Letter of Intent) Ordinary Shares (the “Additional Shares”) in consideration for the Investor (i) entering into the transactions set forth in such Letter of Intent, (ii) irrevocably waiving the Claw-Back Rights effective on and as of the date of the Letter of Intent, and (iii) the release of certain shares issued by True Gold Consortium Pty Ltd and granted as collateral to the Investor, (the “Issuance of Additional Shares”).

WHEREAS, the Additional Shares were issued to the Investor pursuant to the terms of the Letter of Intent in July 2024, prior to the date of this Agreement.

WHEREAS, the Company and the Investor hereby agree to enter into this Agreement, in part, to memorialize the Issuance of Additional Shares, notwithstanding that the Letter of Intent specifically provided that the Letter of Intent shall have the effect of a subscription agreement.

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Corporation and the Investor hereby agree as follows:

1. Subscription of Shares. The Investor hereby agrees to subscribe 51,809 (fifty-one thousand eight hundred and nine) Ordinary Shares, which the parties hereto acknowledge and agree were previously issued to the Investor. The Company hereby accepts as consideration for the issuance of the Additional Shares (“Consideration for the Additional Shares”):

(i)	the payment by the Investor of the par value of the Additional Shares at $0.165, for a total amount of US$113.98 (One Hundred and Thirteen Dollars and Ninety-Eight Cents)
(ii)	the waiver and release granted in Section 2 and
(iii)	the cancellation of the collateral over certain shares issued by True Gold Consortium Pty Ltd as described in Section 3 below.

Upon subscription of the Additional Shares, such Additional Shares plus the Original Shares shall represent approximately 7% (seven percent) of each of the Ordinary Shares, issued and outstanding of the Corporation.

2. Waiver and Release. In consideration of the Issuance of Additional Shares, the Investor, on its own behalf and on behalf of its representatives, successors, officers, directors, affiliates, parents, subsidiaries and assigns (the “Investor Releasing Parties”) hereby releases, waives and forever discharges the Corporation of and from any and all actions, causes of action, suits, losses, damages, liabilities, costs, expenses, judgments, claims and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity, which any of such Investor Releasing Parties ever had, now have, or hereafter may have against the Corporation exclusively arising from (a) the Claw-Back Rights granted to the Investor and (b) the Collateral Shares and the liens referred to in Section 3 below, in each case from the beginning of time through the date of this Agreement.

3. Termination of Shares Pledge. In further consideration of the issuance of the Additional Shares, the Investor hereby releases and cancels any liens over the shares of True Gold Consortium Pty Ltd (“True Gold”) (the “Collateral Shares”) granted as a collateral under the Specific Security Deed executed by and between the Investor as a secured party and Security Matters Limited as a Grantor on December 20, 2022, and hereby release and deliver the Collateral Shares to the Corporation free of any liens or other encumbrances whatsoever.

4. Headings. Sections used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

5. Governing Law. This Agreement shall be governed by laws of New York, New York, United States of America.

6. Jurisdiction and Venue. For all matters related to the interpretation and performance of the obligations set for in this Agreement, the parties hereto expressly submit themselves to exclusive jurisdiction of the competent courts siting in the city of New York, New York, United States of America. Each Party to this is Agreement hereby knowingly, voluntarily and intentionally waives any right it may have to a trial by jury of any claim, demand or cause of action under or in connection with this Agreement.

7. Notices. All communications and notices provided for hereunder shall be in writing and shall be personally delivered, delivered by internationally recognized courier service, or telefaxed (with a confirmation copy by internationally recognized courier service),

To the Corporation:	SMX (Security Matters) PLC

Mespil Business Centre, Mespil House, Sussex Road

Dublin 4, Ireland, D04 T4A6

Attention: Haggai Alon, CEO

Email: haggai@securitymattersltd.com

With a copy (which is not deemed notice but without which notice is not deemed to have been given) by email only to:

Doron Afik, Esq.

doron@afiklaw.com

To the Investor:	PMB Partners, LP

22 Adelaide Street West, Suite 3400

Toronto, Ontario, Canada. M5H 4E3.

Attention: Alberto Morales

Email: amorales@centriumx.com

With a copy (which is not deemed notice but without which notice is not deemed to have been given) by email only to:

Melissa Terui mterui@centriumx.com

and

Miriam Diaz de Leon mdiaz@centriumx.com

Except as otherwise specified herein, all notices shall be deemed duly given on the date following the date of receipt.

6. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7. Amendment. None of the terms or provisions of this Agreement may be amended, supplemented or otherwise modified without the consent of each of the parties hereto.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (whether by merger, consolidation, exchange of securities, acquisition of assets or otherwise). No party hereto may assign its rights and obligations hereunder, and any such purported assignment in contravention of this Section 8 shall be null and void, unless consented to in writing by the other party hereto.

9. Definitive Agreement. This Agreement is a “Definitive Agreement” as defined in and contemplated by the Letter of Intent.

10. Representations and Warranties of the Corporation. The Corporation represents and warrants to the Investor effective as of the date hereof as follows:

(a) Due Organization. The Corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Due Authorization; Binding Agreement; No Conflicts. The Corporation has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Corporation and (assuming due authorization, execution and delivery by the Investor) constitutes the valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Neither this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of or default under (i) the certificate of incorporation or bylaws of the Corporation, (ii) any agreement or instrument to which the Corporation is a party or by which the Corporation or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Corporation.

11. Representations and Warranties of Investor. The Investor hereby represents and warrants to the Corporation as of the date hereof as follows:

(a) Due Organization. The Investor is duly organized and validly existing under the laws of the jurisdiction of its organization.

(b) Due Authorization; Binding Agreement. The Investor has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the investor and (assuming due authorization, execution and delivery by the Corporation) constitutes the valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(c) The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and either alone or with its representatives has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated hereby.

(e) The Investor is acquiring the Additional Shares for its own account for investment purposes only and not with a present view to, or for resale in connection with, any distribution thereof, or any direct or indirect participation in any such distribution, in whole or in part, within the meaning of the Securities Act. No arrangement exists between the Investor or its affiliates and any other person regarding the resale or distribution of the Additional Shares. The Investor understands that the right to transfer the Additional Shares is not permitted absent registration under the Securities Act or an exemption therefrom.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the individuals whose names appear below and by the duly authorized representatives of each party hereto as of the date first above written.

THE INVESTOR:

PMB PARTNERS, LP

By:	/s/ Alberto J. Morales Martínez
Name:	Alberto J. Morales Martínez
Title:	Authorized signatory

THE CORPORATION:

SMX (SECURITY MATTERS) PLC

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title: